Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: JANUARY 22, 2009		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE SECOND QUARTER AND FIRST HALF ENDED
DECEMBER 31, 2008 AND DECLARES CASH DIVIDEND

Cincinnati, OH; January 22, 2009 – LSI Industries Inc. (Nasdaq:LYTS) today:

•
reported second quarter net sales of $60,787,000, a decrease of 28% over the same period of the prior fiscal year; reported a second quarter net loss of $(13,062,000) or $(0.60) per share, which includes a pre-tax non-cash $12,669,000 impairment of goodwill, as compared to net income of $4,823,000 or $0.22 per share from the same period of the prior fiscal year.  Excluding the impact of the goodwill impairment, the diluted loss per share would have been $(0.01) per share in the second quarter of fiscal 2009.

•
reported first half net sales of $136,625,000, a decrease of 22% over the same period of the prior fiscal year; reported a first half net loss of $(10,375,000) or $(0.48) per share, which includes a pre-tax non-cash $12,669,000 impairment of goodwill, as compared to net income of $11,776,000 or $0.53 per share from the same period of the prior fiscal year.  Excluding the impact of the goodwill impairment, the diluted earnings per share would have been $0.11 per share in the first half of fiscal 2009.

•	declared a regular quarterly cash dividend of $0.05 per share payable February 10, 2009 to shareholders of record February 3, 2009; and

•
reaffirmed guidance for fiscal 2009 of net sales between $250 million and $265 million and, given the impairment of goodwill, revised diluted loss per share guidance to a range of $(0.43) to $(0.39).  Excluding the goodwill impairment of $(0.59) per share, the guidance for diluted earnings per share remains at a range of $0.16 to $0.20.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2008	2007	% Change	2008	2007	% Change
Net Sales	$60,787	$84,062	(27.7)%	$136,625	$174,063	(21.5)%

Operating Income (Loss)	$(13,426)	$7,709		$(9,210)	$18,435

Net Income (Loss)	$(13,062)	$4,823		$(10,375)	$11,776

Earnings (Loss) Per Share (diluted)	$(0.60)	$0.22		$(0.48)	$0.53

LSI Industries Inc. Fiscal 2009 Second Quarter Results
January 22, 2009

Financial Highlights (continued)
(In thousands, except per
share data; unaudited)

	12/31/08	6/30/08
Working Capital	$73,577	$72,863
Total Assets	$157,267	$183,540
Long-Term Debt	$--	$--
Shareholders’ Equity	$134,407	$148,516

Second Quarter Fiscal 2009 Results

Net sales in the second quarter of fiscal 2009 were $60,787,000, a decrease of 28% over last year’s second quarter net sales of $84,062,000.  Lighting Segment net sales decreased 7% to $45.3 million (sales to the Commercial / Industrial lighting market decreased 3%), and Graphics Segment net sales decreased 56% to $15.5 million.  The fiscal 2009 second quarter net loss of $(13,062,000), or $(0.60) per share, compares to net income of $4,823,000, or $0.22 per share, reported last year in the same period.  The Company recorded a pre-tax non-cash goodwill impairment expense of $12,669,000 (represents $(0.59) per share inclusive of the income tax effect) in the second quarter of fiscal 2009 primarily in its Lighting Segment, with no similar expense in the same period of the prior year.  Earnings or loss per share represents diluted earnings or loss per share.

First Half Fiscal 2009 Results

Net sales in the first half of fiscal 2009 were $136,625,000, a decrease of 22% over last year’s first half net sales of $174,063,000.  Lighting Segment net sales decreased 1% to $96.1 million (sales to the Commercial / Industrial lighting market increased 7%), and Graphics Segment net sales decreased 48% to $40.5 million.  The fiscal 2009 first half net loss of $(10,375,000), or $(0.48) per share, compares to net income of $11,776,000, or $0.53 per share, reported last year in the same period.  The Company recorded a pre-tax non-cash goodwill impairment expense of $12,669,000 (represents $(0.59) per share inclusive of the income tax effect) in the first half of fiscal 2009 primarily in its Lighting Segment, with no similar expense in the same period of the prior year.  Earnings or loss per share represents diluted earnings or loss per share.

Goodwill Impairment Charge

Given current economic conditions, the effects of the recession on the Company’s markets and the decline in the Company’s stock price, a goodwill impairment test was required to be performed in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”  The impairment test indicated there was a material non-cash impairment of goodwill in two of the Company’s reporting units, one in the Lighting Segment and one in the Graphics Segment, due to the combination of a decline in the market capitalization of the Company at December 31, 2008 and a decline in the estimated forecasted discounted cash flows expected by the Company, which management attributes to a weaker economic cycle impacting the Company’s customers.  The estimated amount of the pre-tax goodwill impairment, subject to completion of our valuation procedures, was $12,669,000 ($12,837,000 inclusive of the income tax effect) and, accordingly, a non-cash charge was recorded in the second quarter and first half ended December 31, 2008.  This goodwill impairment had a negative impact on the Company’s fiscal 2009 estimated income tax rate as reflected in the results reported.

LSI Industries Inc. Fiscal 2009 Second Quarter Results
January 22, 2009

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “The rapidly worsening economic conditions have negatively affected our lighting and graphics businesses, and, as a result, we find it necessary to revise our most recent guidance for fiscal 2009.  With our sales estimates of between $250 million and $265 million, we now estimate the fiscal 2009 diluted loss per share to be in the range of $(0.43) to $(0.39), including the impact of the non-cash goodwill impairment charge of $(0.59) per share.  This impairment charge does not adversely affect our tangible net worth, liquidity, cash, or borrowing power and our balance sheet remains strong with no debt and unused $57 million of bank credit facilities.  During these difficult times we have taken a number of measures to reduce costs and plan for improvement in our markets when they come.  Meanwhile, we continue with new solid-state product development and are now introducing these new products to all markets.  There continues to be more interest in the video screen market, with the greatest interest in the sports market.  Though we can’t really stimulate project demand, we are in a strong position to pursue and execute any new re-imaging graphic programs once our economy turns around.

“Clearly, we will need to see increased consumer confidence and signs of economic recovery before our business will resume meaningful growth.  In the meantime, we will pursue efficiency and cost controls as we develop new energy efficient products for the future.  With regard to the current quarter, sales continued to soften as the recessionary pressures had more of an effect on the economy, particularly our automotive and retail markets.  We continue to maintain a strong balance sheet with no long-term debt and cash conservatively invested.  With a great balance sheet and our dedicated work related to efficiency, cost controls and new product development, we believe we will be an even stronger force in our markets when the economy turns around.”

Balance Sheet

The balance sheet at December 31, 2008 included current assets of $93.4 million, current liabilities of $19.8 million and working capital of $73.6 million.  The current ratio was 4.72 to 1.  The Company has shareholders’ equity of $134.4 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of December 31, 2008 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable February 10, 2009 to shareholders of record as of February 3, 2009.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Revised Guidance for Fiscal 2009

Taking into consideration the impairment charges of the second quarter, management now expects diluted earnings per share to show a loss of between $(0.43) and $(0.39) for the fiscal year ending June 30, 2009.  Before giving effect to such impairment, the per share diluted earnings are expected to be between $0.16 and $0.20 for fiscal 2009.  Net sales for fiscal 2009 are expected to be between $250 million and $265 million, unchanged from the previous guidance.

LSI Industries Inc. Fiscal 2009 Second Quarter Results
January 22, 2009

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net loss for the three and six month periods ended December 31, 2008.  Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill is a non-GAAP financial measure.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude goodwill and intangible asset impairment because it is not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net loss for the periods indicated, excluding the impairment.

	Second Quarter Fiscal 2009		First Half Fiscal 2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(in thousands)		(in thousands)
Reconciliation of net loss to adjusted net income (loss):

Net loss	$(13,062)	$(0.60)	$(10,375)	$(0.48)

Adjustment for the non-cash goodwill impairment charge, inclusive of the income tax effect	12,837	0.59	12,837	0.59

Adjusted net income (loss) and earnings (loss) per share	$(225)	$(0.01)	$2,462	$0.11

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the ability to retain key employees of acquired businesses and any other factors that may be identified in our reports filed with the Securities and Exchange Commission, including our Form 10-K.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer and is expanding its product offering to the international markets.

LSI Industries Inc. Fiscal 2009 Second Quarter Results
January 22, 2009

Building upon its success with the Crossover® LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment. The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,300 people in thirteen facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2009 Second Quarter Results
January 22, 2009

Condensed Statements of Operations

(in thousands, except per share data; unaudited)	Three Months Ended December 31		Six Months Ended December 31
	2008	2007	2008	2007
Net sales	$60,787	$84,062	$136,625	$174,063
Cost of products sold	47,530	60,603	105,189	124,853
Gross profit	13,257	23,459	31,436	49,210

Selling and administrative expenses	14,014	15,750	27,977	30,775

Goodwill impairment	12,669	--	12,669	--

Operating income (loss)	(13,426)	7,709	(9,210)	18,435

Interest (income) expense, net	(1)	(80)	4	(212)

Income (loss) before income taxes	(13,425)	7,789	(9,214)	18,647

Income tax expense	(363)	2,966	1,161	6,871

Net income (loss)	$(13,062)	$4,823	$(10,375)	$11,776

Earnings (loss) per common share

Basic	$(0.60)	$0.22	$(0.48)	$0.54
Diluted	$(0.60)	$0.22	$(0.48)	$0.53

Weighted average common shares outstanding

Basic	21,799	21,759	21,798	21,737
Diluted	21,799	22,063	21,798	22,036

Condensed Balance Sheets
 (in thousands, unaudited)

	December 31, 2008	June 30, 2008
Current Assets	$93,350	$104,303
Property, Plant and Equipment, net	42,704	44,754
Other Assets	21,213	34,483
	$157,267	$183,540

Current Liabilities	$19,773	$31,440
Long-Term Debt	--	--
Other Long-Term Liabilities	3,087	3,584
Shareholders’ Equity	134,407	148,516
	$157,267	$183,540